                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


The Stockholders and Board of Directors
Jenny Craig, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-47594 and No. 33-86098) on Form S-8 of Jenny Craig, Inc. of our report dated August 17, 2001, relating to the consolidated balance sheets of Jenny Craig, Inc. and subsidiaries as of June 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, and the related financial statement schedule, which reports appear in the June 30, 2001 annual report on Form 10-K of Jenny Craig, Inc.


                                            /s/  KPMG LLP


San Diego, California
September 27, 2001